Exhibit (23)

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-70953) pertaining to The Banc Corporation 401(k) Plan of our report dated June 17, 2002, with respect to the financial statements and schedule of The Banc Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

Ernst & Young LLP
Birmingham, Alabama
June 25, 2002